Exhibit 2.3

Amendment No. 1

to the Amended and Restated Limited Liability Company Agreement of

Commonwealth Thoroughbreds LLC

This is Amendment No. 1 dated October 1, 2022 to the Amended and Restated Limited
Liability Company Agreement dated September 27, 2019 (the “Agreement”) of Commonwealth
Thoroughbreds LLC, a Delaware limited liability company.

The Agreement is hereby amended as follows:

1.           Section 3.1(h) is hereby amended and shall read in its entirety as so amended as follows:

(h)         Commonwealth Markets Inc. was appointed as the Company’s Managing Member with effect from the date of the formation of the Company on June 12, 2019 and shall continue as Managing Member of the Company until the earlier of (i) the dissolution of the Company pursuant to Section 12.1(a), or (ii) its removal or replacement pursuant to Section 4.3 or ARTICLE XI. Except as otherwise set forth in the Series Designation, the Managing Member of each Series shall be Commonwealth Markets Inc. until the earlier of (i) the dissolution of the Series pursuant to Section 12.1(b) or (ii) its removal or replacement pursuant to Section 4.3 or ARTICLE XI. Unless provided otherwise in this Agreement, the Units held by the Managing Member or any of its Affiliates shall be identical to those of an Economic Member and will not have any additional distribution, redemption, conversion or liquidation rights by virtue of its status as the Managing Member; provided, that the Managing Member shall have the rights, duties and obligations of the Managing Member hereunder, regardless of whether the Managing Member shall hold any Units.

2.           Section 9.2 is hereby amended and shall read in its entirety as so amended as follows:

Section 9.2         Fiscal Year. Unless otherwise provided in a Series Designation, the fiscal year for tax and financial reporting purposes of each Series shall be a twelve-month period ending June 30 unless otherwise required by the Code. The fiscal year for financial reporting purposes of the Company shall be a twelve-month period ending June 30.

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Signature page to Amendment No.1 to the

Amended and Restated Limited Liability Company Agreement of

Commonwealth Thoroughbreds LLC

IN WITNESS WHEREOF, this Amendment No. 1 has been executed as of the date first written above.

MANAGING MEMBER:

COMMONWEALTH MARKETS INC.

By: /s/ Brian Doxtator

Brian Doxtator

Chief Executive and Chief Financial Officer

COMPANY:

COMMONWEALTH THOROUGHBREDS LLC

By: Commonwealth Markets Inc., its managing member

By: /s/ Brian Doxtator

Brian Doxtator

Chief Executive and Chief Financial Officer